Exhibit 5.1

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA
94063

goodwinlaw.com

+1 650 752 3100

November 1, 2018

PennyMac Financial Services, Inc.

3043 Townsgate Road

Westlake Village, CA 91361

Re:                             Securities Registered under Post-Effective Amendments to

Registration Statements on Form S-8

Ladies and Gentlemen:

We have acted as counsel to you, or PennyMac Financial Services, Inc. (the “Company”), in connection with your filing, on or about the date hereof, of the post-effective amendments listed below in Column A (each a “Post-Effective Amendment”) pursuant to Rule 414 of the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to PNMAC Holdings, Inc., formerly known as PennyMac Financial Services, Inc. (the “Predecessor”).

Each Post-Effective Amendment expressly adopts for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended, each of the Predecessor’s Registration Statements on Form S-8 listed below in Column B.  As a result, an aggregate of 31,657,253 shares, consisting of 23,047,133 shares, 3,966,072 shares, 1,322,024 shares, and 3,322,024 shares listed below in Column C (collectively, the “Shares”), of common stock, $0.0001 par value per share (the “Common Stock”), may be issued under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan (the “Plan”) pursuant to each respective Post-Effective Amendment.

Column A — Filings	Column B — Form S-8s	Column C — Shares
Post-Effective Amendment No. 1	Form S-8 (File No. 333-188929) filed May 30, 2013	23,047,133
Post-Effective Amendment No. 1	Form S-8 (File No. 333-213602) filed Sept. 13, 2016	3,966,072
Post-Effective Amendment No. 1	Form S-8 (File No. 333-218388) filed May 31, 2017	1,322,024
Post-Effective Amendment No. 1	Form S-8 (File No. 333-225582) filed June 12, 2018	3,322,024

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the General Corporation Law of the State of Delaware.

For purposes of the opinion set forth below, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP